Exhibit 99.1

News Release

Corporate Communications

Media	Investors
Mary Eshet	Jim Rowe
E: Mary.Eshet@WellsFargo.com O: 704-383-7777 C: 704-651-5946	415-396-8216

Wells Fargo’s Carrie Tolstedt to retire at year’s end; Mary Mack to succeed her as head of Community Banking effective July 31

Tolstedt led the nation’s largest retail banking branch network

SAN FRANCISCO, July 12, 2016 - Wells Fargo & Company (NYSE:WFC) announced today that Carrie Tolstedt, the company’s head of Community Banking, has decided to retire at year’s end after a long and successful career, and effective July 31st will be succeeded by Mary Mack, who currently serves as president and head of Wells Fargo Advisors, the company’s national retail brokerage.

Tolstedt is a 30-plus year veteran of financial services with 27 years at Wells Fargo. Following the company’s 2008 merger with Wachovia Corp., she was instrumental in building the nation’s largest retail branch network with 6,000 locations and 13,000 ATMs in 39 states and the District of Columbia. The Community Bank enjoys industry leadership in many areas, including retail deposit market share, debit card transaction volume, small business lending and mobile banking. Additionally, Tolstedt’s team is a leader in building and deepening customer loyalty and team member engagement across the business, which today serves more than 20 million retail checking households and 3 million small business owners, and employs 94,000 team members.

“A trusted colleague and dear friend, Carrie Tolstedt has been one of our most valuable Wells Fargo leaders, a standard-bearer of our culture, a champion for our customers, and a role model for responsible, principled and inclusive leadership,” said John Stumpf, Wells Fargo’s chairman and chief executive officer. “Because of her passion for serving our customers, wherever and however they chose to receive their banking services – online, in branches, or via mobile phones – Carrie leaves Wells Fargo uniquely positioned to continue to be a leader in retail banking, no matter how the future of banking evolves. We share in the pride that she has for the legacy, accomplishments and talent that she will leave behind.”

Tolstedt, a native of Nebraska who joined Wells Fargo as a Norwest Bank team member in 1986, has been a banking industry fixture, having been recognized since 2003 by American Banker as one of the “Most Powerful Women in Banking” and included four times in Fortune magazine’s “50 Most Powerful Women in Business.” Through her transition to retirement, she will continue to report to Tim Sloan, the company’s president and chief operating officer, working closely with him and Mack, who also will report to Sloan. Mack’s successor in her Wells Fargo Advisors role will be announced at a later date.

“Wells Fargo has been my life’s passion, because I have loved the opportunity to help others succeed financially, which is the very essence of why we do what we do each day at this great company,” Tolstedt said. “The journey has been made all the more rewarding by the incredible Wells Fargo people I’ve had the privilege to call my colleagues, friends and family. This franchise has never been stronger for the opportunities that lie ahead, and I am simply grateful to have been a part of it.”

Stumpf said the transition from Tolstedt to Mack also has all the hallmarks of Wells Fargo’s commitment to stable, long-range succession planning.

“Both of these individuals represent the best that our industry has to offer in terms of business acumen, operational know-how, organizational savvy and leadership skills, because over the course of their careers they have had the diversity of experiences that positioned them well for any number of top leadership roles at our company,” Stumpf said. “Our team has tremendous confidence that Mary will continue the tradition of excellence and commitment to our company’s vision that so characterized the Community Banking team led by Carrie.”

Mack, a 32-year veteran of the financial services industry, currently leads the third-largest full-service retail brokerage operation in financial services, a business with $1.4 trillion in client assets and approximately 15,000 financial advisors. Mack, who joined the company through the merger of Wachovia and First Union, has served previously in a variety of leadership positions, including as head of Wealth Brokerage Services (bank/brokerage channel) for Wachovia, a General Bank regional president, director of Community Affairs and a managing director of Healthcare Corporate Banking. For a second year in a row, Mack has been named among the “25 Most Powerful Women in Finance” by American Banker and twice a member of the same publication’s “Most Powerful Women in Banking Team.”

“This is an exciting time to be in financial services, especially on the retail side of the business, where we see expanding opportunities to add value to our customers’ lives, and where market trends point to new avenues for growth. For these reasons, and for the opportunity to lead the best retail banking team in the business, I am thrilled and honored,” Mack said. “Carrie has been an excellent friend and colleague, and I look forward to working with her, John and Tim, and the entire senior leadership team as we work to make this transition a great success for Wells Fargo’s stakeholders.”

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $1.8 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through 8,800 locations, 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 36 countries to support customers who conduct business in the global economy. With approximately 269,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 27 on Fortune’s 2016 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Wells Fargo perspectives are also available at Wells Fargo Blogs and Wells Fargo Stories.

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